Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Neurotrope, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

400,000,000 authorized shares of common stock, par value $0.0001 per share
50,000,000 shares of preferred stock, par value $0.0001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

12,500,000 authorized shares of common stock, par value $0.0001 per share
50,000,000 shares of preferred stock, par value $0.0001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of common stock after the change will be issued in exchange for every 32 shares of common stock held by each record holder immediately prior to the effective date and time of the change

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional share of common stock that would otherwise result from the change will be rounded up to the nearest whole share of common stock

7. Effective date and time of filing: (optional)	Date:	01/11/2017	Time:	5:00 PM EST

8. Signature : (required)	(must not be later than 90 days after the certificate is filed)

/s/ Robert Weinstein	Chief Financial Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split
Revised: 1-5-15